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                                  EXHIBIT 2.1

                    FIRST AMENDMENT TO STOCK SALE AGREEMENT

  FIRST AMENDMENT TO STOCK SALE AGREEMENT (the "Amendment"), dated as of August 11, 1995, by and among Varian Associates, Inc., a Delaware corporation ("Varian"), Communications & Power Industries Holding Corporation, a Delaware corporation ("Holding"), and CPII Acquisition Corp., a Delaware corporation (formerly, Communications & Power Industries Holding Corporation) ("CPI").

                                   RECITALS

  A. Varian and CPI are parties to the Stock Sale Agreement, dated as of June 9, 1995 (the "Agreement").

  B. Varian and CPI desire to amend the Agreement in order to add Holding as a party thereto with respect to certain provisions thereof, to reflect a change in the corporate name of Buyer and otherwise as provided in this Amendment.

  In consideration of the premises and the respective representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

  SECTION 1. The definition of "Buyer" contained in Article I, Section 1.1 of the Agreement hereby is amended so as to read in its entirety as follows:

    " "Buyer" means CPII Acquisition Corp., a Delaware corporation, and, as applicable, Affiliates of Buyer formed for the purpose of consummating the transactions contemplated by this Agreement."

  SECTION 2. Article I, Section 1.1 of the Agreement hereby is amended by adding the following definition thereto:

    " "Holding" means Communications & Power Industries Holding Corporation, a Delaware corporation."

  SECTION 3. Article II, subsection 2.8(b) of the Agreement hereby is amended so as to read in its entirety as follows:

    "(b) Within 60 days after the Closing Date (or such longer period of time as may be reasonably required), Buyer shall prepare and deliver to Seller a balance sheet of the Business as of the Closing Date (the "Closing Balance Sheet"). Such Closing Balance Sheet (i) shall be prepared on the same basis (i.e., including and excluding the same categories of assets and liabilities) as the Adjusted Balance Sheet attached hereto as Schedule 2.8 (which Adjusted Balance Sheet was derived from the Balance Sheet), except that the Closing Balance Sheet shall reflect the items referred to in subsection 11.3(d) and shall not reflect the account receivable referred to in subsection 2.8(f), and, to the extent consistent therewith, in accordance in all material respects with GAAP and, to the extent consistent therewith, Seller's accounting practices and procedures that were employed in the preparation of the Balance Sheet, (ii) shall be audited by Buyer's independent certified public accountants, KPMG Peat Marwick, which audit shall apply the same accounting principles specified in the preceding clause (i), and (iii) shall indicate the Closing Date Book Value, which shall equal the total assets of the Business (excluding capitalized items reflected on the Closing Balance Sheet as provided for in the Transitional Services Agreement) as of the Closing Date minus the total liabilities of the Business as of the Closing Date as shown on the "As Adjusted" column of the Closing Balance Sheet calculated on the same basis (i.e., including and excluding the same categories of assets and liabilities) as the Adjusted Balance Sheet, except that the Closing Balance Sheet shall reflect the items referred to in subsection 11.3(d) and shall not reflect the account receivable referred to in subsection 2.8(f). Buyer shall further instruct KPMG Peat Marwick to determine and report to Buyer and Seller its calculation of the Closing Date Book Value and to afford Seller's internal auditors and independent certified public accountants full access to all non-proprietary work papers generated in connection with the preparation by Buyer of the Closing Balance Sheet and to all books, records, information and employees of Buyer or EDB Subsidiary involved in the preparation of the Closing Balance Sheet. In connection with the preparation of the Closing Balance Sheet, Seller shall make available to Buyer such supporting documentation as Buyer may reasonably request for the purpose of agreeing on the allocation provided for in Section 11.2."

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  SECTION 4. Article II of the Agreement hereby is amended by adding thereto a new subsection 2.8(f) which shall read in its entirety as follows:

    "(f) Included in the Assets is an uncollectible account receivable owed by Jung Juang to Seller, which account receivable has been written down by Seller in its entirety. Such account receivable shall not be reflected on the Closing Balance Sheet. Buyer shall pay to Seller 50% of all amounts Buyer collects with respect to such account receivable promptly after Buyer's receipt of such amounts."

  SECTION 5. Article III, Section 3.1 of the Agreement hereby is amended so as to read in its entirety as follows:

    "3.1 ASSUMPTION OF LIABILITIES. Effective as of the Closing, (1) Holding (or Buyer's Affiliates, as provided in Section 3.3) shall, without any further responsibility or liability of or recourse to Seller or any of Seller's Affiliates, subsidiaries, stockholders, officers, directors, employees, agents, successors or assigns, absolutely and irrevocably assume, pay, perform and be liable and responsible for any and all of the Liabilities set forth in the following clauses (a), (b) and (c) and (2) Buyer (or its Affiliates, as provided in Section 3.3) shall, without any further responsibility or liability of or recourse to Seller or any of Seller's Affiliates, subsidiaries, stockholders, officers, directors, employees, agents, successors or assigns, absolutely and irrevocably assume, pay, perform and be liable and responsible for any and all of the Liabilities set forth in the following clauses (d), (e) and (f), in any such case whether the payment obligation becomes due prior to or on or after the Closing Date (collectively, the "Assumed Liabilities"):

      (a) all Liabilities reflected on the Closing Balance Sheet, including trade accounts payable, accrued expenses and accrued liabilities for goods delivered or to be delivered to Seller or its subsidiaries or Affiliates and for services performed or to be performed for Seller or its subsidiaries or Affiliates in connection with the Business;

      (b) all Liabilities arising out of or in connection with any attempted or actual product returns (whether due to contract, law, regulation, Governmental Order or voluntary action by EDB Subsidiary or Buyer) or any product warranties, whether implied or express, with respect to the Assets, the Business or any product designed, manufactured or sold by or on behalf of the Business, including all warranty claims pending as of the Closing; provided, however, with respect to any Liability arising from Seller's breach before the Closing of any contract, agreement, purchase order or commitment of the Business, Holding's only obligation shall be to repair, replace or maintain products or components thereof at Seller's sole expense;

      (c) all Liabilities for bodily injury or property damage arising from occurrences after the Closing as a result of any alleged or actual defects in products designed or manufactured by or on behalf of Seller, any subsidiary or Affiliate thereof, or the Business or assembled by Seller or any of its subsidiaries or Affiliates in connection with the Business (including Liabilities for negligence, failures to warn, and breach of express or implied warranty); provided, however, that the foregoing Liabilities shall constitute Assumed Liabilities only to the extent that sales of the products involved are shipped from and after the Closing;

      (d) all Liabilities arising from or related to all unperformed or unmatured obligations and covenants of all contracts, agreements, arrangements, orders, leases, licenses, permits, purchase orders and commitments included in the Assets;

      (e) all Liabilities otherwise expressly undertaken by Buyer pursuant to this Agreement or with respect to which Buyer either has released or agreed to indemnify the Seller Indemnified Parties pursuant to Article X; and

      (f) the obligations of Buyer or any of its Affiliates with respect to Taxes as and to the extent provided in Article XI."

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  SECTION 6. Article III, subsections 3.2(d) and 3.2(e) of the Agreement hereby is amended so as to read in their entirety as follows:

    "(d) all Liabilities arising from Governmental Claims arising from the conduct of the Business on or before the Closing Date (other than Holding's obligation to repair, replace or maintain products or components thereof at Holding's sole expense as and to the extent provided in subsection 3.1(b));

    (e) all Liabilities arising from Seller's breach before the Closing of any contract, agreement, purchase order, lease, license or commitment included in the Assets (other than Holding's obligation to repair, replace or maintain products or components thereof at Holding's sole expense as and to the extent provided in subsection 3.1(b));"

  SECTION 7. Article III, Section 3.3 of the Agreement hereby is amended so as to read in its entirety as follows:

    "3.3 LIABILITIES OF SUBSIDIARIES OF SELLER. Each of Holding and Buyer acknowledges that certain of the Assumed Liabilities are Liabilities of the Foreign Sellers and Varian Canada. Accordingly, at the Closing and in consideration of the transfer of the Foreign Assets and the Varian Canada Assets to Buyer and its Affiliates, Buyer and the respective Affiliates of Buyer acquiring particular Assets shall assume the Assumed Liabilities associated with such Assets from the applicable Foreign Sellers or Varian Canada, as the case may be, on the same terms as the Assumed Liabilities assumed by Holding and Buyer from Seller pursuant to Section 3.1. The foregoing notwithstanding, Holding and Buyer shall cause EDB Subsidiary to be responsible for its Assumed Liabilities and for the satisfaction and performance of all other Assumed Liabilities."

  SECTION 8. The last sentence of Article IV, Section 4.1 of the Agreement hereby is deleted and the definition of "Closing Date" contained in Article I,
Section 1.1 of the Agreement hereby is amended so as to read in its entirety as follows:

    " "Closing Date" means 11:59 p.m., Pacific Daylight Time, on August 11,
  1995."

  SECTION 9. Article IV, subsection 4.3(a) of the Agreement hereby is amended so as to read in its entirety as follows:

    "(a) (x) To Seller (acting on behalf of itself and as agent for the Foreign Sellers), the Purchase Price (other than the portion allocable to the Varian Canada Assets in accordance with subsection 2.8(a)), by wire transfer of immediately available funds to Seller's account at Bank of America National Trust and Savings Association, San Francisco Main Branch (Account No. 12338-51938; ABA transit routing number 121000358), and (y) to Varian Canada (or a subsidiary thereof), the portion of the Purchase Price allocable to the Varian Canada Assets in accordance with subsection 2.8(a), by wire transfer of immediately available funds to Varian Canada's account at Royal Bank of Canada, 83 Main Street, Georgetown, Ontario (Account No. 00003 01642 4001905);"

  SECTION 10. Article VII, Section 7.13 of the Agreement hereby is amended so as to to read in its entirety as follows:

    "7.13 SELLER OBLIGATIONS WITH RESPECT TO MANAGEMENT STOCK PURCHASES. With respect to each of the employees of the Business listed on Schedule 7.13 (each, a "Management Investor") who enters into a Management Subscription and Stockholders Agreement among himself, Holding and Green Equity Investors II, L.P. (a "Subscription Agreement"), prior to the Closing and as an additional inducement of Holding to execute and deliver this
  Agreement: (i) Seller shall pay to such Management Investor an amount which, net of all taxes reasonably expected to be owed by such Management Investor thereon, is equal to at least one third of the purchase price due to Holding from such Management Investor for Holding's capital stock purchased pursuant to the Subscription Agreement, provided, however, that Seller shall not be obligated to so pay more than $800,000 (net of such taxes) in the aggregate to all Management Investors; and (ii) Seller shall execute and deliver to Holding a Guaranty, substantially in the form described in the Subscription Agreement, with respect to the promissory note, if any, delivered to Holding by such Management Investor in partial payment of the purchase price due to Holding from such Management Investor for Holding's capital stock purchased pursuant to the Subscription Agreement."

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  SECTION 11. Article XI, subsection 11.3(d) of the Agreement hereby is amended so as to read in its entirety as follows:

    "(d) State and local real and personal property Taxes relating to the Assets for the Tax period in which the Closing Date occurs shall be prorated between Buyer and Seller on the following basis: Seller shall be responsible for the payment of all such Taxes for the period up to and including the Closing Date; and Buyer shall be responsible for payment of all such Taxes for the period after the Closing Date. All such Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made. Any supplemental property Taxes or assessments which arise out of a revaluation of an Asset which revaluation would not have occurred except for the change in ownership of the Asset shall be borne by Buyer. Any amount of such Taxes due from one party to the other pursuant to this subsection 11.3(d) shall be reflected in the Closing Balance Sheet as either a prepaid item or as an accrued liability, as applicable. Any amount of such Taxes reflected on the Closing Balance Sheet shall be deemed to have been paid at the Closing Date; provisions, accruals, reserves and like items shall be deemed to have been paid by Seller (or Foreign Seller or Varian Canada, as the case may be) and prepaid items shall be deemed to have been paid by Buyer (or Affiliate of Buyer, as the case may be). If such Taxes and assessments are not available as of the Closing Date, for purposes of apportionment between Buyer and Seller and payment pursuant to this subsection 11.3(d), the amount thereof shall be estimated on the basis of the prior year's Taxes and assessments and any incremental payment shall be adjusted after receipt of the final Tax statements, but in any event within 15 days after such statements are provided by one party to the other."

  SECTION 12. Article XII, subsection 12.2(b)(i) of the Agreement hereby is amended so as to read in its entirety as follows:

    "(b) (i) As of the Closing Date, Buyer shall cause EDB Subsidiary to cause the participants in the Old Plan who accept EDB Subsidiary's offer of employment pursuant to Section 12.1 (the "Transferred Participants") to be covered by a plan (the "New Plan") qualified under Section 401 of the Code and substantially similar to the Old Plan (but with no obligation on the part of Buyer or its Affiliate to provide the same contribution level or options as to form of distribution). EDB Subsidiary shall at such time or as soon thereafter as is reasonably practicable notify Seller of the name of such New Plan and the identity of the trustee and shall provide Seller with such additional information as Seller may reasonably require to carry out the terms of this section 12.2(b). Promptly after the Closing, EDB Subsidiary shall apply for a favorable determination letter from the Service regarding the New Plan's qualification under Section 401(a) of the Code and shall take all actions necessary in order to obtain such letter, including making all necessary or appropriate changes to the terms of the New Plan. Seller shall offer each Transferred Participant the opportunity to elect (1) to receive a distribution of his or her Old Plan account, (2) to defer distribution of his or her Old Plan account as provided in the Old Plan (but only if his or her account exceeds $3,500 in value), and/or (3) to have all or part of the taxable portion of his or her Old Plan account transferred in a "direct rollover" (within the meaning of Treas. Reg.
  section 1.401(a)(31)-1T) to the New Plan or to an individual retirement account (within the meaning of Section 408(a) of the Code). To the extent any Transferred Participant elects a direct rollover to the New Plan, the New Plan shall accept such rollover on behalf of the Transferred Participant."

  SECTION 13. Article XII of the Agreement hereby is amended by adding thereto a new subsection 12.2(d) which shall read in its entirety as follows:

    "(d) Buyer shall make a cash payment to each Employee hired by Buyer or any of its Affiliates who was covered immediately prior to the Closing Date under Seller's Results-Based Variable Rewards System (the "gain sharing plan") or Seller's "sales incentive plan" (together, the "Applicable Plans"). Payment under the Applicable Plans shall be (i) for purposes of eligibility, calculated as if such Employees had remained as employees of Seller through September 29, 1995, (ii) made at the time they otherwise would have been made under the terms of the Applicable Plans, and (iii) made to each such Employee who otherwise is eligible for a payment or payments under the Applicable Plans. Buyer shall calculate that

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  portion of the gross payments required to be made under the Applicable
  Plans, including the employer-paid portion of any payroll tax, which are attributable to Seller ("Seller's Plan Obligations") based on actual performance from September 30, 1994, up to and including the Closing Date, relative to actual performance during all of Seller's fiscal year ending on September 29, 1995. At least six business days prior to the date that payment under the Applicable Plans is to be made to Employees, Buyer shall provide Seller with written documentation showing the bases for and Buyer's calculation of Seller's Plan Obligations. Seller shall pay to Buyer such amount not later than one day before the date Buyer intends to pay such amount to Employees. Notwithstanding anything to the contrary in this Agreement, no amount in respect of Seller's Plan Obligations shall be reflected as an accrued liability on the Closing Balance Sheet."

  SECTION 14. Disclosure Schedule Section 5.12 hereby is amended so as to read in its entirety as set forth in Exhibit A hereto.

  SECTION 15. Schedule 12.1 to the Agreement hereby is amended so as to read in its entirety as set forth in Exhibit B hereto.

  SECTION 16. Schedule 2.3(a)(ii)(1), Schedule 2.3(a)(vii), Schedule 2.3(a)(xi) (other than Attachment 2.3(a)(xi)-c), Schedule 2.6, Schedule 8.3 and Schedule 14.4 to the Agreement hereby are amended so as to read in their entirety as set forth in Exhibit C hereto.

  SECTION 17. The Disclosure Schedule hereby is amended further by deleting therefrom Sections 5.6, 5.7(b), 5.8(b), 5.9, 5.11(a), (b), (c) and (d),
5.14(a), the attachment 5.4(a)-A to Disclosure Schedule Section 5.4(a), the attachment 5.14(b)-A to Disclosure Schedule Section 5.14(b), and an attachment to Disclosure Schedule Section 5.10(a)-A, and adding thereto in lieu thereof the Disclosure Schedule Sections and attachments to Disclosure Schedule Sections in the forms attached hereto as Exhibit D.

  SECTION 18. This Amendment is hereby made supplemental to and a part of the Agreement and, except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all terms, conditions and provisions thereof shall remain in full force and effect.

  SECTION 19. Capitalized terms contained herein and not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

  SECTION 20. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to its choice of law principles).

  SECTION 21. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Amendment, including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, shall be settled in accordance with the procedures set forth in Section 14.13 of the Agreement.

  SECTION 22. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The signature page of any counterpart may be removed therefrom and attached to any other counterpart to evidence execution thereof by all of the parties hereto without affecting the validity thereof.

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  IN WITNESS WHEREOF, Seller, Buyer and Holding have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          VARIAN ASSOCIATES, INC.,
                                          a Delaware corporation

                                          By     /s/ Robert A. Lemos
                                            -----------------------------------
                                                     Robert A. Lemos
                                               Vice President, Finance and
                                                 Chief Financial Officer

                                          CPII ACQUISITION CORP.
                                          a Delaware corporation

                                          By    /s/ Al D. Wilunowski
                                            -----------------------------------
                                                    Al D. Wilunowski
                                               Chief Executive Officer and
                                                        President

                                          COMMUNICATIONS & POWER INDUSTRIES
                                          HOLDING CORPORATION,
                                          a Delaware corporation

                                          By    /s/ Al D. Wilunowski
                                            -----------------------------------
                                                    Al D. Wilunowski
                                               Chief Executive Officer and
                                                        President

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